Exhibit 5.1

[Cravath Letterhead]

September 6, 2019

B.A.T Capital Corporation
$1,000,000,000 2.789% Notes due 2024
$1,000,000,000 3.215% Notes due 2026
$500,000,000 3.462% Notes due 2029
$1,000,000,000 4.758% Notes due 2049

Ladies and Gentlemen:

We have acted as U.S. counsel to B.A.T Capital Corporation, a Delaware corporation (the “Issuer”) and each of the guarantors listed on Annex A to this opinion (the “Guarantors”), in connection with (i) the filing by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of an undetermined principal amount of debt securities of the Issuer in one or more series and the guarantees of the debt securities by the Guarantors (the “Guarantees”) and (ii) the preparation and filing by the Issuer and the Guarantors of a prospectus supplement, dated September 3, 2019 (the “Prospectus Supplement”), with the Commission relating to the issuance and sale by the Issuer of $1,000,000,000 aggregate principal amount of 2.789% Notes due 2024 (the “2024 Notes”), $1,000,000,000 aggregate principal amount of 3.215% Notes due 2026 (the “2026 Notes”), $500,000,000 aggregate principal amount of 3.462% Notes due 2029 (the “2029 Notes”) and $1,000,000,000 aggregate principal amount of 4.758% Notes due 2049 (the “2049 Notes” and, together with the 2024 Notes, the 2026 Notes, and the 2029 Notes, the “Notes”), to be issued pursuant to an indenture among BATCAP as issuer, the Guarantors and Citibank, N.A. as trustee, authentication agent, initial paying agent, registrar, transfer agent and calculation agent (the “Trustee”) (the “Indenture”), as supplemented by: (i) the supplemental indenture no. 1 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee (the “Supplemental Indenture No. 1”); (ii) the supplemental indenture no. 2 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee (the

“Supplemental Indenture No. 2”); (iii) the supplemental indenture no. 3 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee (the “Supplemental Indenture No. 3”); (iv) the supplemental indenture no. 4 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee (the “Supplemental Indenture No. 4” and, together with the Supplemental Indenture No. 1, the Supplemental Indenture No. 2, and the Supplemental Indenture No. 3, the “Supplemental Indentures”), in each case supplementing the Indenture, in accordance with the underwriting agreement dated as of September 3, 2019, among the Issuer, the Guarantors and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities and HSBC Securities (USA) Inc., as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”) (the “Underwriting Agreement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of BATCAP, as adopted on September 8, 2008; (b) the Amended and Restated By-laws of BATCAP, as adopted on July 27, 2007; (c) resolutions adopted by Board of Directors of BATCAP on June 20, 2019; (d) the Registration Statement; (e) the Indenture; (f) the Supplemental Indentures and (g) the forms of the Notes. We have relied, with respect to certain factual matters, on representations and warranties of directors and officers of the Issuer and the Guarantors.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the due incorporation and valid existence of the Guarantors, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed, with your consent, that the choice of New York law contained in the Indenture and each Supplemental Indenture is legal and valid under the laws of England and Wales, the Netherlands and North Carolina and that insofar as any obligation under each Indenture is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York or the State of Delaware, its performance will not be illegal or ineffective in any such jurisdiction by virtue of the law of that jurisdiction. We have also assumed, with your consent, that the Indenture (including the Guarantees therein) and each Supplemental Indenture, in each case supplementing the Indenture, have been duly authorized, executed and delivered by the Trustee and the Guarantors and that the forms of the Notes will conform to those included in the respective Supplemental Indenture.

We do not purport to express an opinion on or address all matters of U.S. law that may be of relevance with respect to the proposed issuance and sale of the Notes. This letter is strictly limited to the matters presented in it and does not extend, by implication or otherwise, to any matters not referenced herein.

Based upon and subject to the foregoing, we are of opinion that:

1.  When the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture and the respective Supplemental

Indenture and upon payment of the consideration therefor provided for in the Underwriting Agreement, such Notes will be validly issued and constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.  When the Notes underlying the Guarantees have been duly authenticated by the Trustee in accordance with the provisions of the Indenture and the respective Supplemental Indenture and upon payment of the consideration therefor provided for in the Underwriting Agreement, each Guarantee will constitute the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of England and Wales, the Netherlands or the State of North Carolina.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to British American Tobacco p.l.c.’s current report on Form 6-K filed on September 6, 2019 and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG
United Kingdom

B.A.T Capital Corporation
103 Foulk Road, Suite 120
Wilmington, Delaware 19803
United States

ANNEX A

Guarantors

British American Tobacco p.l.c.

B.A.T. Netherlands Finance B.V.

Reynolds American Inc.

B.A.T. International Finance p.l.c.